Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

SBA COMMUNICATIONS CORPORATION REPORTS 3rd QUARTER RESULTS;

UPDATES FULL YEAR 2005 OUTLOOK

SBA COMMUNICATIONS CORPORATION (NASDAQ: SBAC); BOCA RATON, FLORIDA, Monday, November 7, 2005

SBA Communications Corporation (“SBA” or the “Company”) today reported results for the quarter ended September 30, 2005. Highlights of the results include:

❑	Third quarter over year earlier period:
•	Site leasing revenue growth of 11%
•	Tower cash flow growth of 14%
•	Operating income growth of $6.0 million
•	Loss from continuing operations decreased from $24.8 to $14.4 million
•	Adjusted EBITDA growth of 21%

❑	Tower cash flow margin of 73.5%

All historical financial results presented herein for the three months and nine months ended September 30, 2004 have been restated to reflect the Company’s change in its method of accounting for ground lease expense as detailed in our Form 10-K for fiscal year 2004. Additionally, as previously announced in the first half of 2004, the Company adopted a plan to sell all of its services business in the western United States and completed the sale of all portions of its western services business in 2004. The results of the Company’s western services segment are reflected as discontinued operations in accordance with generally accepted accounting principles for the three months and nine months ended September 30, 2004. Other than the net loss information presented below, all other financial information contained in the text of this press release is from the Company’s continuing operations.

Operating Results

Total revenues in the third quarter of 2005 were $66.0 million, compared to $58.7 million in the year earlier period, an increase of 12.4%. Site leasing revenue of $41.1 million and site leasing segment operating profit of $29.4 million were up 11.2% and 17.2%, respectively, over the year earlier period. Site leasing contributed 94.8% of the Company’s total segment operating profit in the third quarter of 2005. Same tower revenue and site leasing segment operating profit growth on the 3,045 towers owned at September 30, 2005 and September 30, 2004 were 9% and 15%, respectively.

Tower Cash Flow for the three months ended September 30, 2005 was $29.8 million, a 13.8% increase over the year earlier period. Tower Cash Flow margin for the three months ended September 30, 2005 was 73.5%, a 210 basis point improvement over the year earlier period. SBA defines Tower Cash Flow and Adjusted EBITDA to exclude the non-cash impact from straight-line calculations used to determine leasing revenue and ground rent expense. Reconciliations of these non-GAAP terms to reported GAAP financial results are provided below.

Site development revenues were $24.9 million in the third quarter of 2005 compared to $21.8 million in the year earlier period, a 14.4% increase. Site development segment operating profit margin was 6.4% in the third quarter of 2005, compared to 7.4% in the year earlier period.

Selling, general and administrative expenses were $6.7 million in the third quarter of 2005, compared to $7.4 million in the year earlier period. Loss from continuing operations for the third quarter of 2005 was $14.4 million or $(.19) per share, compared to a loss of $24.8 million or $(.43) per share in the year earlier period. Net loss in the third quarter of 2005 was $14.4 million, or $(.19) per share, compared to a net loss of $27.4 million, or $(.47) per share, in the year earlier period. Adjusted EBITDA was $24.8 million, compared to $20.6 million in the year earlier period, or a 20.6% increase. Adjusted EBITDA margin was 37.9% in the third quarter of 2005.

Net cash interest expense and non-cash interest expense was $10.0 million and $6.0 million, respectively, in the third quarter of 2005, compared to $11.2 million and $7.0 million in the year earlier period.

Cash provided by operating activities for the three months ended September 30, 2005 was $18.4 million, compared to cash used in operating activities of $1.0 million for the three months ended September 30, 2004. Equity free cash flow (defined below) for the three months ended September 30, 2005 was $11.0 million compared to $(8.7) million in the year earlier period.

“We are very pleased with our accomplishments since our last quarterly report,” said Jeffrey A. Stoops, SBA’s President and Chief Executive Officer. “Once again we produced strong operating results. We enjoyed very good sequential growth in leasing revenue, reflecting our strong operational lease-up results year to date. Tower cash flow margin continues to grow, and leads our industry. Both metrics reflect the high quality of our assets. Customer activity remains strong, and we believe that customer activity and backlogs will remain solid into 2006. As a result of our strong third quarter results and expected solid fourth quarter results, we have increased the mid-point of our full year outlook for 2005 in a number of areas, including site leasing revenue, tower cash flow and Adjusted EBITDA. We recently achieved two major balance sheet goals. We reached our target leverage range through our October issuance of ten million shares of common stock and the redemption of a portion of our 9.75% senior discount notes and 8.5% senior notes. As a result, annual interest expense has been reduced by approximately $11.5 million per year. We priced our first securitization transaction in the Collateralized Mortgage Backed Securities (“CMBS”) market, agreeing to issue $405 million of investment-grade rated debt at an all-in effective rate of approximately 4.8% after giving effect to our existing hedging arrangements. With this transaction, we will refinance our existing senior credit facility at a lower interest rate and will have established a path and process to refinance the remainder of our high-yield debt. With these accomplishments and the strong customer demand environment in which we currently operate, we remain more optimistic than ever about our prospects for a solid finish to 2005, a strong 2006 and material growth in equity free cash flow.”

Investing Activities

During the third quarter of 2005, SBA purchased 61 towers and built 16 towers, and as of September 30, 2005 SBA owned 3,215 towers. Total cash capital expenditures for the third quarter of 2005 were $29.0 million, consisting of $1.3 million of non-discretionary cash capital expenditures (tower maintenance and general corporate) and $27.7 million of discretionary cash capital expenditures (new tower builds, tower augmentations, tower acquisitions and related earn-outs, and ground lease purchases). The 61 towers were purchased for an aggregate amount of $28.8 million, with the consideration consisting of approximately $20.7 million in cash and approximately 0.6 million shares of SBA common stock.

Since September 30, 2005, SBA has built five additional towers and purchased four additional towers. The four towers were purchased for an aggregate amount of $1.2 million, with the consideration consisting of approximately 0.1 million shares of SBA common stock. The Company has agreed to purchase an additional 113 towers for an aggregate amount of $31.6 million, which the Company expects to fund from approximately $27.7 million of its cash and the remainder from the issuance of SBA common stock. The Company anticipates that these acquisitions will be consummated by the end of the first quarter of 2006.

Financing Activities and Liquidity

SBA ended the third quarter with $342.9 million outstanding under its $400.0 million senior credit facility, $254.3 million of 9 3/4% senior discount notes, $250.0 million of 8 1/2% senior notes and net debt of $822.2 million. Liquidity at September 30, 2005 was approximately $78.0 million, consisting of $25.0 million of cash and restricted cash, and approximately $53.0 million of additional availability under the senior credit facility.

After the end of the third quarter, SBA issued 10 million shares of common stock in exchange for gross proceeds of $154.1 million. The Company used substantially all of the net proceeds of $151.6 million to redeem $42.9 million ($52.4 million face amount) of its 9 3/4% senior discount notes and $87.5 million of its 8 1/2% senior notes. On November 4, the Company priced a debt issuance of $405 million of investment-grade, commercial mortgage-backed pass-through certificates. The transaction is expected to close approximately November 18 and generate net proceeds to the Company of approximately $395 million, approximately $321 million of which will be used to refinance the outstanding balance under the Company’s $400.0 million senior credit facility. As adjusted for the common stock and debt issuance, the Company’s net debt to Annualized Adjusted EBITDA leverage ratio would have been 6.8x at September 30, 2005.

Outlook

The Company is providing its fourth quarter and updating its Full Year 2005 Outlook for anticipated results from continuing operations. Information regarding potential risks that could cause the actual results to differ from these forward-looking statements is set forth below and in the Company’s filings with the Securities and Exchange Commission.

	Quarter ended December 31, 2005			Current Full Year 2005 Outlook			Prior Full Year 2005 Outlook
				($’s in millions)
Site leasing revenue	41.7	to	42.7	160.0	to	161.0	158.0	to	162.0
Site development revenue	24.0	to	26.0	93.2	to	95.2	88.0	to	94.0
Total revenues	65.7	to	68.7	253.2	to	256.2	246.0	to	256.0
Tower cash flow	30.0	to	31.0	115.5	to	116.5	114.0	to	117.0
Adjusted EBITDA	24.5	to	25.5	92.9	to	93.9	90.0	to	94.0
Net cash interest expense(1)(5)	8.3	to	8.8	37.9	to	38.4	39.0	to	41.0
Non-cash interest expense(1)	5.6	to	5.8	26.4	to	26.6	26.5	to	27.5
Cash flow from operating activities	11.9	to	15.9	48.0	to	52.0	46.0	to	55.0
Non-discretionary cash capital expenditures(2)	1.0	to	1.5	4.1	to	4.6	3.5	to	4.5
Discretionary cash capital expenditures(3)	11.5	to	13.5	59.6	to	61.6	48.0	to	53.0
Equity free cash flow(4)	4.6	to	9.3	16.8	to	21.5	14.0	to	25.0

(1)	Excludes amortization of debt issuance costs.
(2)	Consists of maintenance and general corporate capital expenditures.
(3)	Consists of new tower builds, augmentation of existing towers, ground lease purchases, tower acquisitions and related earn-outs. We plan on building 40 to 45 new towers in 2005 for our ownership. Expenditure guidance includes all completed acquisitions and approximately $4.8 million of cash expenditures related to pending acquisitions described above.
(4)	Defined as cash flow from operating activities less non-cash interest expense less non-discretionary cash capital expenditures.
(5)	Assumes CMBS transaction closes and existing credit facility repaid on November 18.

Conference Call Information

SBA Communications Corporation will host a conference call Tuesday, November 8, 2005, at 10:00 A.M. ET to discuss the quarterly results. The call may be accessed as follows:

When:	Tuesday, November 8, 2005 at 10:00 A.M. Eastern Time
Dial-in number:	(800) 762-4717
Conference call name:	“SBA 3rd Quarter Results”
Replay:	November 8, 2005 at 5:00 P.M. to November 22, 2005 at 11:59 P.M.

Number:	(800) 475-6701
Access Code:	800523
Internet access:	www.sbasite.com

Information Concerning Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding (i) the Company’s expectations regarding customer activity and backlog; (ii) the Company’s financial and operational guidance for the fourth quarter of 2005 and full year 2005; (iii) the Company’s expectations regarding the consummation of pending tower acquisitions by the end of the first quarter of 2006 and the type of consideration to be paid in such pending tower acquisitions; (iv) the Company’s plan to build 40 to 45 new towers in 2005; (v) the Company’s expectation regarding the closing of the issuance of $405 million of mortgage-backed certificates; (vi) the Company’s expectations regarding the impact of the securitization transaction on its ability to refinance the remainder of its high-yield debt; and (vii) the Company’s prospects for 2005, 2006 and material growth in equity free cash flow. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K filed with the Commission on March 16, 2005. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company’s expectations regarding all of these statements, including its financial guidance, such risk factors include, but are not limited to: (1) the ability and willingness of wireless service providers to maintain or increase their capital expenditures, (2) the Company’s ability to secure as many site leasing tenants as planned at anticipated lease rates, (3) the Company’s ability to retain current lessees on towers, (4) the Company’s ability to secure and deliver anticipated services business at contemplated margins, (5) the Company’s ability to maintain or decrease expenses and cash capital expenditures, (6) the Company’s ability to access sufficient capital to fund its operations, (7) the business climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular, (8) the continued dependence on towers and outsourced site development services by the wireless carriers, and (9) the Company’s ability to build 40 to 45 new towers in 2005, (10) the Company’s ability to consummate the issuance of $405 million of mortgage-backed certificates on the anticipated closing date, and (11) market conditions that may affect the Company’s ability to refinance the remainder of its high yield debt. With respect to its expectations regarding pending tower acquisitions these factors also include satisfactorily completing due diligence, and the ability and willingness of each party to fulfill their respective closing conditions. With respect to the Company’s plan for new builds these factors also include identifying and obtaining a location attractive to our customers, executing new leases on such towers and obtaining the necessary regulatory and environmental permits on a timely basis.

Information on non-GAAP financial measures is presented below under “Non-GAAP Financial Measures.” This press release will be available on our website at www.sbasite.com.

For additional information about SBA, please contact Pam Kline, Vice-President-Capital Markets, at (561) 995-7670, or visit our website at www.sbasite.com.

SBA is a leading independent owner and operator of wireless communications infrastructure in the United States. SBA generates revenue from two primary businesses – site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts.

Since it was founded in 1989, SBA has participated in the development of over 25,000 antenna sites in the United States.

Non-GAAP Financial Measures

This press release, including our 2005 Outlook, includes disclosures regarding Adjusted EBITDA, and Adjusted EBITDA margin, Net Debt and Leverage ratio, each of which are non-GAAP financial measures. Adjusted EBITDA is defined as loss from continuing operations plus net interest expenses, provision for income taxes, depreciation, accretion and amortization, asset impairment charges, non-cash compensation, restructuring and other charges, and other expenses and excluding non-cash leasing revenue and non-cash ground lease expense. We have included these non-GAAP financial measures because we believe these items are indicators of the profitability and performance of our core operations and reflect the changes in our operating results. In addition, Adjusted EBITDA is a component of the calculation used by our lenders to determine compliance with some of our debt instruments, particularly our senior credit facility. Neither Adjusted EBITDA nor Adjusted EBITDA margin are intended to be alternative measures of operating income or gross profit margin as determined in accordance with generally accepted accounting principles.

The Non-GAAP measurements of Adjusted EBITDA and the Adjusted EBITDA margin have certain material limitations, including:

* They do not include interest expense. Because we have borrowed money in order to finance our operations, interest expense is a necessary element of our costs and ability to generate profits and cash flows. Therefore any measure that excludes interest expense has material limitations;

* They do not include depreciation and amortization expense. Because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate profits. Therefore any measure that excludes depreciation and amortization expense has material limitations;

* They do not include provision for income taxes. Because the payment of income taxes is a necessary element of our costs, particularly in the future, any measure that excludes tax expense has material limitations; and

* They do not include non-cash expenses such as asset impairment charges, non-cash compensation, restructuring and other charges, other expenses, non-cash leasing revenue and non-cash ground lease expense. Because these non-cash items are a necessary element of our costs and our ability to generate profits, any measure that excludes these non-cash items has material limitations.

We compensate for these limitations by using Adjusted EBITDA and the Adjusted EBITDA Margin as only two of several comparative tools, together with GAAP measurements, to assist in the evaluation of our profitability and operating results.

Adjusted EBITDA, Annualized Adjusted EBITDA, and Adjusted EBITDA margin for the three months ended September 30, 2005 and 2004 are calculated below:

	For the three months ended September 30,
	2005	2004
	(in thousands)
Loss from continuing operations	$(14,447)	$(24,830)
Interest income	(244)	(88)
Interest expense	16,959	19,192
Depreciation, accretion and amortization	21,673	22,641
Asset impairment charges	(16)	88
Provision for income taxes	354	234
Loss from write off of deferred financing fees and extinguishment of debt	—	2,092
Non-cash compensation (included in selling, general, and administrative)	108	115
Non-cash leasing revenue	(524)	(240)
Non-cash ground lease expense	956	1,380
Restructuring and other charges	31	3
Other income	(19)	(3)

Adjusted EBITDA(1)	$24,831	$20,584

Annualized Adjusted EBITDA(2)	$99,324	$82,336

Adjusted EBITDA Margin(3)	37.9%	35.2%

(1)	Adjusted EBITDA for the three months ended December 31, 2005 and fiscal year 2005 will be calculated the same way.
(2)	Annualized Adjusted EBITDA is calculated as Adjusted EBITDA for the most recent quarter multiplied by four.
(3)	Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by the sum of total revenues minus non-cash leasing revenue.

The Non-GAAP measurements of Net Debt and Leverage ratio (which is defined as our Net Debt divided by our Annualized Adjusted EBITDA) have certain material limitations. Specifically these measurements net cash out of our debt position. Because we may not be able to use our cash to reduce our debt on a dollar-for-dollar basis, this measure may have material limitations. In addition since a component of our Leverage ratio is Annualized Adjusted EBITDA, this measure is subject to the same material limitations associated with Adjusted EBITDA discussed above. We compensate for these limitations by using Net Debt and our Leverage ratio as only two of several comparative tools, together with GAAP measurements, to assist in the evaluation of our financial condition.

Our actual and as adjusted net debt to Annualized Adjusted EBITDA leverage ratios as of September 30, 2005 are calculated below:

	Actual September 30, 2005	As Adjusted September 30, 2005(1)
	(in thousands)	(in thousands)
Long term debt	$844,011	$779,331
Current portion of long-term debt	3,250	—
Less
Cash and cash equivalents and restricted cash	(25,031)	(101,524)

Net debt	$822,230	$677,807

Divided by:

Annualized Adjusted EBITDA	$99,324	$99,324

Leverage ratio	8.3x	6.8x

(1)	As adjusted leverage ratio reflects the equity issuance of ten million shares of common stock and the impact of the CMBS certificates issuance, including cash received from termination of an interest rate hedge.

Segment Operating Profit and Segment Operating Profit Margin

This press release includes disclosures regarding our Site Leasing Segment Operating Profit and Site Development Segment Operating Profit, which are non-GAAP financial measures. Each respective Segment Operating Profit is defined as segment revenues less segment cost of revenues (excluding depreciation, accretion and amortization) and Segment Operating Profit Margin is defined as Segment Operating Profit divided by Segment revenues. Total Segment Operating Profit is the total of the operating profits of the two segments. Segment Operating Profit and Segment Operating Profit Margin are, in our opinion, an indicator of the operating performance of our site leasing and site development segments and are used to provide management with the ability to monitor the operating results and margin of each segment, while excluding the impact of depreciation and amortization. Segment Operating Profit and Segment Operating Profit Margin are not intended to be alternative measures of revenue or operating income as determined in accordance with generally accepted accounting principles.

The Non-GAAP measurements of Segment Operating Profit and Segment Operating Profit Margin have certain material limitations. Specifically these measurements do not include depreciation expense. Because depreciation expense is required by GAAP as it is deemed to reflect additional operating expenses relating to our site leasing and site development segments, any measure that excludes these items has material limitations. We compensate for these limitations by using Segment Operating Profit and Segment Operating Profit Margin as only two of several comparative tools, together with GAAP measurements, to assist in the evaluation of the cash generation of our segment operations.

The reconciliation of Site Leasing Segment Operating Profit and Site Development Segment Operating Profit for the three months ended September 30, 2005 and 2004 is calculated below:

	Site leasing segment		Site development segment
	For the three months ended September 30,		For the three months ended September 30,
	2005	2004	2005	2004
	(in thousands)
Segment revenue	$41,104	$36,965	$24,917	$21,778
Segment cost of revenue (excluding depreciation, accretion and amortization)	(11,694)	(11,871)	(23,311)	(20,169)

Segment operating profit	$29,410	$25,094	$1,606	$1,609

Segment operating profit margin(1)	71.6%	67.9%	6.4%	7.4%

(1)	Segment operating profit margin for a particular quarterly period is segment operating profit divided by segment revenue.

Tower Cash Flow and Tower Cash Flow Margin

This press release, including our 2005 Outlook includes disclosures regarding Tower Cash Flow and Tower Cash Flow margin, which are non-GAAP financial measures. Tower Cash Flow is defined as site leasing segment operating profit excluding non-cash leasing revenue and non-cash ground lease expense and Tower Cash Flow margin is defined as Tower Cash Flow divided by the sum of site leasing revenue minus non-cash site leasing revenue. We have included these non-GAAP financial measures because we believe these items are indicators of the profitability of our site leasing operations. In addition, Tower Cash Flow is a component of the calculation used by our lenders to determine compliance with some of our debt instruments, particularly our senior credit facility. Neither Tower Cash Flow nor Tower Cash Flow margin are intended to be alternative measures of site leasing gross profit nor of site leasing gross profit margin as determined in accordance with generally accepted accounting principles.

The Non-GAAP measurements of Tower Cash Flow and Tower Cash Flow margin have certain material limitations. Specifically these measurements do not include non-cash leasing revenue and non-cash ground lease expense. Because these non-cash leasing revenue and non-cash ground lease expenses are required by GAAP as they are deemed to reflect the straight-line impact of our site leasing operations, any measure that excludes these non-cash items has material limitations. We compensate for these limitations by using Tower Cash Flow and Tower Cash Flow margin as only two of several comparative tools, together with GAAP measurements, to assist in the evaluation of the cash generation of our site leasing operations.

The reconciliation of Tower Cash Flow and Tower Cash Flow margin for the three months ended September 30, 2005 and 2004 is calculated below:

	For the three months ended September 30,
	2005	2004
	(in thousands)
Segment revenue	$41,104	$36,965
Segment cost of revenue (excluding depreciation, accretion and amortization)	(11,694)	(11,871)

Site leasing segment operating profit	29,410	25,094
Non-cash leasing revenue	(524)	(240)
Non-cash-ground lease expense	956	1,380

Tower Cash Flow(1)	$29,842	$26,234

Tower Cash Flow Margin(2)	73.5%	71.4%

(1)	Tower Cash Flow for the three months ended December 31, 2005 and fiscal year 2005 will be calculated the same way.
(2)	Tower Cash Flow Margin for a particular quarterly period is Tower Cash Flow divided by the sum of site leasing revenue minus non-cash leasing revenue for such period.

Equity Free Cash Flow

This press release, including our 2005 Outlook, also includes disclosures regarding Equity Free Cash Flow which is a non-GAAP financial measure. Equity Free Cash Flow is defined as cash flow from operating activities minus non-cash interest expense minus non-discretionary cash capital expenditures. Equity Free Cash Flow is in our opinion an indicator of the amount of cash produced by our business (after treating our 9.75% senior discount notes as bearing current cash interest) and thus reflects the amount that may be available for reinvestment in the business through discretionary capital expenditures, repayment of indebtedness or return to shareholders. Equity Free Cash Flow is not intended to be an alternative measure of cash flow from operations or operating income as determined in accordance with generally accepted accounting principles.

The use of Equity Free Cash Flow has certain material limitations. Specifically this measurement does not include discretionary capital expenditures. Because the determination of which capital expenditures are discretionary is subject to various interpretations and because these types of capital expenditures are an integral part of our plans for growth, any measure that excludes these items has material limitations. We compensate for this limitation by using Equity Free Cash Flow as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of our cash flow.

Equity Free Cash Flow for the three months ended September 30, 2005 and 2004 is calculated below:

	For the three months ended September 30,
	2005	2004
	(in thousands)
Cash flow from operating activities	$18,377	$(970)
Non-cash interest expense	(6,028)	(7,022)
Non-discretionary cash capital expenditures	(1,340)	(750)

Equity free cash flow(1)	$11,009	$(8,742)

(1)	Equity free cash flow for the three months ended December 31, 2005 and fiscal year 2005 will be calculated the same way.

CONSOLIDATED STATEMENTS OF OPERATIONS

($’s in thousands)

(unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2005	2004	2005	2004
Revenues:
Site leasing	$41,104	$36,965	$118,380	$106,352
Site development	24,917	21,778	69,192	59,597

Total revenues	66,021	58,743	187,572	165,949

Operating expenses:
Cost of revenues (exclusive of depreciation, accretion and amortization):
Site leasing	11,694	11,871	35,431	35,556
Site development	23,311	20,169	65,547	55,740
Selling, general and administrative	6,725	7,374	21,037	21,652
Restructuring and other charges	31	3	50	223
Asset impairment charges	(16)	88	238	1,620
Depreciation, accretion and amortization	21,673	22,641	64,960	68,102

Total operating expenses	63,418	62,146	187,263	182,893

Operating income (loss) from continuing operations	2,603	(3,403)	309	(16,944)

Other income (expense):
Interest income	244	88	988	285
Interest expense	(10,230)	(11,270)	(30,661)	(36,816)
Non-cash interest expense	(6,028)	(7,022)	(20,771)	(21,035)
Amortization of debt issuance costs	(701)	(900)	(2,045)	(2,611)
Write-off of deferred financing fees and extinguishment of debt	—	(2,092)	(9,730)	(24,764)
Other	19	3	475	74

Total other expense	(16,696)	(21,193)	(61,744)	(84,867)

Loss from continuing operations before provision for income taxes	(14,093)	(24,596)	(61,435)	(101,811)
Provision for income taxes	(354)	(234)	(931)	(696)

Loss from continuing operations	(14,447)	(24,830)	(62,366)	(102,507)
Gain (loss) from discontinued operations, net of income taxes	3	(2,542)	(46)	(2,937)

Net loss	$(14,444)	$(27,372)	$(62,412)	$(105,444)

	For the three months ended September 30,		For the nine months ended September 30,
	2005	2004	2005	2004
Basic and diluted loss per common share amounts:
Loss from continuing operations	$(0.19)	$(0.43)	$(0.89)	$(1.81)
Gain (loss) from discontinued operations	—	(0.04)	—	(0.05)

Net loss per common share	$(0.19)	$(0.47)	$(0.89)	$(1.86)

Weighted average number of common shares	74,487	57,776	70,060	56,673

Other Data:
Tower Cash Flow	$29,842	$26,235

Adjusted EBITDA	$24,831	$20,584

Equity Free Cash Flow	$11,009	$(8,742)

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2005	December 31, 2004
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$23,477	$69,627
Restricted cash	1,554	2,017
Accounts receivable, net of allowances of $1,287 and $1,731 in 2005 and 2004, respectively	21,076	21,125
Other current assets	32,862	23,393
Assets held for sale	—	10

Total current assets	78,969	116,172

Property and equipment, net	724,831	745,831
Deferred financing fees, net	15,707	19,421
Other long-term assets	66,422	35,820

Total assets	$885,929	$917,244

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$29,211	$30,201
Interest payable	7,819	3,729
Long-term debt, current portion	3,250	3,250
Other current liabilities	14,104	13,823

Total current liabilities	54,384	51,003

Long-term liabilities:
Long-term debt	844,011	924,456
Deferred revenue	263	384
Other long-term liabilities	33,940	30,072

Total long-term liabilities	878,214	954,912

Shareholders’ deficit	(46,669)	(88,671)

Total liabilities and shareholders’ deficit	$885,929	$917,244

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the three months ended September 30,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(14,444)	$(27,372)
Depreciation, accretion and amortization	21,673	22,641
Other non-cash items reflected in Statements of Operations	6,859	7,494
Loss from write-off of deferred financing fees and extinguishment of debt	—	2,092
Changes in operating assets and liabilities	4,289	(5,825)

Net cash provided by (used in) operating activities	18,377	(970)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(6,212)	(1,226)
Acquisitions and related earn-outs	(22,800)	(479)
Proceeds from sale of fixed assets	224	298
Receipt/(payment) of restricted cash	419	(50)

Net cash used in investing activities	(28,369)	(1,457)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from employee stock purchase/option plans	1,303	11
Fees paid relating to equity offerings	(62)	—
Proceeds from senior credit facility, net of financing fees	16,919	19,698
Repayment of senior credit facility and notes payable	(5,813)	(5,815)
Redemption of 10 1/4% senior notes	—	(12,299)

Net cash provided by financing activities	12,347	1,595

NET CHANGE IN CASH AND CASH EQUIVALENTS:
Beginning of period	2,355	(832)
End of period	21,122	21,828

	$23,477	$20,996

	For the three months ended September 30, 2005	For the nine months ended September 30, 2005
	(in thousands)
SELECTED CASH CAPITAL EXPENDITURE DETAIL:
Tower new build construction:
Towers completed in period	$1,612	$2,351
Towers completed in prior periods	485	795
Work in process	1,555	4,616

	3,652	7,762

Operating tower expenditures:
Tower upgrades/augmentations	1,221	2,573
Maintenance/improvement capital expenditures	839	1,957

	2,060	4,530

General corporate expenditures	500	1,115

Total cash capital expenditures	$6,212	$13,407